EX-99.a.2.A

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF TRUST
OF
THE BENNETT GLOBAL MASTER FUNDS

The undersigned certifies that:

1.	The name of the statutory trust is The Bennett Global Master Funds (the “Trust”).

2.	The amendment to the Certificate of Trust of the Trust set forth below (the “Amendment”) has been duly authorized by the sole trustee of the Trust:

The First Article of the Certificate of Trust is hereby amended to read as follows:

FIRST:  The name of the statutory trust formed hereby is Bennett Group Master Funds.

3.	This Amendment shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

4.	This Amendment is made pursuant to the authority granted to the trustee of the Trust under Section 3810(b) of the Act and pursuant to the authority set forth in the governing instrument of the Trust.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Amendment this 3rd day of December, 2010.

/s/ Dawn J. Bennett
Dawn J. Bennett
Trustee